Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2009, with respect to the consolidated financial statements and schedules in the Annual Report of PFSweb, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of PFSweb, Inc. on Forms S-8 (File No. 333-128486, effective September 21, 2005, 333-75764, effective December 21, 2001, 333-75772, effective December 21, 2001; 333-46096, effective September 19, 2000; 333-42186, effective July 25, 2000 and 333-40020, effective June 23, 2000) and on Form S-3 (File Nos. 333-135794, effective July 17, 2006 and 333-110853, effective December 1, 2003).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 31, 2009